KYOCERA MITA Corporation 2-28, 1-Chome, Tamatsukuri, Chuo-ku, Osaka 540-8585 Japan

May 26, 2009

Mr. Edward Gaughan
Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, California 90245 U.S.A.

Re: Early Release of Escrow Funds

Dear Mr. Gaughan:

This letter amends and supplements: (i) the Asset Purchase Agreement, dated as of January 9, 2008, as amended and in effect immediately prior to the execution of this letter agreement (the “APA”), between Kyocera Mita Corporation (”Buyer”) and Peerless Systems Corporation (the “Seller”), and (ii) the General Escrow Agreement, dated April 30, 2008, (the “Escrow Agreement”) among City National Bank, Buyer and Seller.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the APA and the Escrow Agreement.

Pursuant to Section 2.4(a) of the APA, at the Closing on April 30, 2008, Buyer paid Four Million Dollars ($4,000,000) to the Escrow Agent as the Holdback Amount.  Under Sections 2.4(b) and (c) of the APA and Sections 1.3.4 and 1.3.5 of the Escrow Agreement, Two Million Dollars ($2,000,000) of the Holdback Amount is to be paid to Seller on each of July 30, 2009 (the “First Release Date”) and April 30, 2010 (the “Second Release Date”), subject to reduction for indemnification claims made by Buyer pursuant to Article 9 of the APA.

Upon request by Seller, Buyer and Seller have agreed to the termination of the Escrow Agreement and a release of the Escrow Funds, plus any accrued and undisbursed interest thereon, pursuant to the following terms and conditions:

1.
The Escrow Agreement shall be terminated and the Escrow Funds shall be distributed pursuant to this letter agreement on such date as shall be agreed upon by Buyer and Seller, which date shall be as soon as practicable, but not later than June 4, 2009 (the “Early Release Date”).   Buyer and Seller shall take such actions and provide such instructions to the Escrow Agent with sufficient advance notice to enable the Escrow Agent to make the payments set forth in Section 2 hereof on or before the Early Release Date.

2.
        (a)  Buyer and Seller shall provide a joint written instruction to the Escrow Agent, directing the Escrow Agent to pay to Buyer on the Early Release Date a portion of the Escrow Funds as set forth below:

If paid on	Amount Paid to Buyer:
27-May-09	$ 202,100
28-May-09	$ 201,108
29-May-09	$ 200,116
1-Jun-09	$ 197,138
2-Jun-09	$ 196,145
3-Jun-09	$ 195,152
4-Jun-09	$ 194,158
5-Jun-09	$ 166,226

Every day after June 5, 2009, the Amount Paid to Buyer shall decrease by $857.31 per day.

(b)  Buyer and Seller shall provide a joint written instruction to the Escrow Agent directing the Escrow Agent to pay to Seller all Escrow Funds remaining in the Escrow Account following the payment to Buyer pursuant to paragraph (a), plus all interest accrued on the Escrow Funds since the Closing Date.

(c)  Buyer and Seller shall request a written invoice from the Escrow Agent for all fees and amounts owed to the Escrow Agent pursuant to the Escrow Agreement.  As soon as practicable after receipt of such invoice, each of Buyer and Seller shall pay to the Escrow Agent an amount equal one half of all fees owed to the Escrow Agent; provided that either Buyer or Seller, in its sole discretion, may request the Escrow Agent to withhold such amount from any payments owed to such party pursuant to this Section 1.  The Buyer and Seller shall also provide written notice to the Escrow Agent to terminate the Escrow Agreement pursuant to Section 9 thereof.

3.
Seller and Buyer shall jointly instruct and take all other required action to cause the Escrow Agent to release the Escrow Funds and cause the Escrow Agreement to be terminated on the Early Release Date in accordance with this letter agreement.

4.
(a)    Seller and Buyer agree that the early release of the Holdback Amount shall not in any manner modify, reduce or limit Seller’s indemnification obligations under Article 9 and other provisions of the APA, including, without limitation, the 24 month survival period of Seller’s representation and warranties and related indemnification claims, as set forth in Section 11.2 of the APA.  All of the terms and conditions in the APA, other than with respect to the early release of the Holdback Amount shall remain unchanged and in full force and effect.

(b)   Notwithstanding paragraph a, Buyer and the Buyer Indemnified Parties hereby voluntarily, knowingly and willingly release, acquit and forever discharge Seller and each of Seller’s former, current and future parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns and all of their current, former and future agents, employees, officers, directors, stockholders, attorneys, representatives, successors and assigns from any and all Indemnified Losses directly or indirectly resulting from, arising out of, or imposed upon or incurred by any Buyer Indemnified Party on or before the date hereof, provided, that the foregoing release shall only apply to Indemnified Losses relating to, resulting from or arising out of facts or circumstances which were known, or should have been known, in each case on or before the date hereof after due inquiry, by a Buyer Indemnified Party  or its directors, officers, employees, attorneys or representatives. Buyer and the Buyer Indemnified Parties shall not be entitled to assert any claim under Article 9 or any other provision of the APA with respect to such Indemnified Losses.

This letter agreement does not modify or amend the APA or the Escrow Agreement, except as expressly set forth herein.

Please sign and return this letter to indicate your agreement with the above terms.  Copies of this letter transmitted by facsimile, email or other electronic media shall be binding on the signing party.  Each party represents and warrants that the person who signs this letter on its behalf is its authorized representative.

Sincerely,

KYOCERA MITA CORPORATION

/s/ Katsumi Komaguchi
By:
Name: Katsumi Komaguchi
Title President

Acknowledged and Agreed,

PEERLESS SYSTEMS CORPORATION

By: /s/ Edward Gaughan
Name:  Edward Gaughan
Title:  President